EXHIBIT 3.1

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that I am, by the laws of said State, the custodian of the records relating to filings by corporations, limited-liability companies, limited partnerships, limited-liability partnerships, and business trusts pursuant to Title 7 of the Nevada Revised Statutes which are either presently in a status of good standing or were in good standing for a time period subsequent of 1976 and am the proper officer to execute this certificate.

I further certify that there was filed in this office on November 15, 2014
ARTICLES OF MERGER
merging
MEDICUS HOMECARE INC.
(A NEVADA CORPORATION)
into
OVERTECH CORP.
(A NEVADA CORPORATION)
Changed Name to
MEDICUS HOMECARE INC.
Effective date December 12, 2014

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on November 25, 2014.

ROSS MILLER
Secretary of State

Certified By: Nita Hibshman
Certificate Number: C20141125-2104
You may verify this certificate
online at http://www.nvsos.gov/